UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): March 21, 2018

Simmons First National Corporation

(Exact name of registrant as specified in its charter)

Arkansas	000-06253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
501 Main Street, Pine Bluff, Arkansas
(Address of Principal Executive Offices) (Zip Code)
(870) 541-1000 Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On March 21, 2018, Simmons First National Corporation (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Sandler O’Neill & Partners, L.P., as representative of the underwriters named therein, for the issuance and sale by the Company of $330,000,000 aggregate principal amount of its 5.00% Fixed-to-Floating Rate Subordinated Notes due 2028 (the “Notes”), at a public offering price equal to 100% of the aggregate principal amount of the Notes. Upon the closing of the offering, which is expected to occur on March 26, 2018, the Company will realize, after deducting underwriting discounts and estimated expenses, net proceeds of approximately $326.2 million. The offering of the Notes was registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-3 (File No. 333-223764).

The Notes will be issued pursuant to the Subordinated Indenture, dated as of March 26, 2018 (the “Subordinated Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture relating to the Notes, dated as of March 26, 2018, between the Company and the Trustee (the “First Supplemental Indenture”). The Indenture, as amended and supplemented by the First Supplemental Indenture, governs the terms of the Notes and provides that the Notes are unsecured, subordinated debt obligations of the Company. There is no sinking fund for the Notes. The Notes will be senior to the Company's outstanding subordinated debentures. The Notes will be subordinated in right of payment to the payment of the Company’s other existing and future senior indebtedness, including all of its general creditors, and they will be structurally subordinated to all of the Company’s subsidiaries’ existing and future indebtedness and other obligations. The Notes are obligations of the Company only and are not obligations of, and are not guaranteed by, any of the Company’s subsidiaries.

The Notes will mature on April 1, 2028. From and including the date of issuance to, but excluding April 1, 2023, the Notes will bear interest at an initial fixed rate of 5.00% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2018. From and including April 1, 2023 to, but excluding the maturity date or the date of earlier redemption, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR rate plus 215 basis points, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 2023. In the event that the three-month LIBOR rate is less than zero, the three-month LIBOR will be deemed to be zero. The Company may, beginning with the interest payment date of April 1, 2023 and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to but excluding the date of redemption.

The foregoing descriptions are qualified in their entirety by reference to the Underwriting Agreement, the Subordinated Indenture, the First Supplemental Indenture and the Notes attached hereto as Exhibits 1.1, 4.1, 4.2 and 4.3, respectively, which exhibits are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 1.1:	Underwriting Agreement, dated as of March 21, 2016, by and among Simmons First National Corporation and Sandler O’Neill & Partners, L.P., as representative of the underwriters named therein.

Exhibit 4.1:	Subordinated Indenture, dated as of March 26, 2018, by and between Simmons First National Corporation and Wilmington Trust, National Association, as Trustee.

Exhibit 4.2:	First Supplemental Indenture, dated as of March 26, 2018, by and between Simmons First National Corporation and Wilmington Trust, National Association, as Trustee.

Exhibit 4.3:	Form of 5.00% Fixed-to-Floating Rate Subordinated Note due 2028 (included in Exhibit 4.2).

Exhibit 5.1:	Opinion of Patrick A. Burrow, Esq.

Exhibit 5.2:	Opinion of Covington & Burling LLP

Exhibit 23.1:	Consent of Patrick A. Burrow, Esq. (included in Exhibit 5.1).

Exhibit 23.2:	Consent of Covington & Burling LLP (included in Exhibit 5.2)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 26, 2018

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ Robert A. Fehlman
Name:	Robert A. Fehlman
Title:	SEVP & CFO